Exhibit 6.4

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

SERIES 1

KISS

“Purchase Price”	“Date of Issuance”

$35,000	July 9, 2018

For the Purchase Price, the receipt and sufficiency of which is hereby acknowledged, this KISS is issued on the Date of Issuance by Electromedical Technologies, Inc., a Delaware corporation (the “Company”), to Blue Ridge Enterprises, LLC, a California limited liability company (the “Investor”).

1. Definitions.

(a) “Conversion Shares” shall mean:

(i) with respect to a conversion pursuant to Section 2.1, shares of the Company’s Preferred Stock issued in the Next Equity Financing; provided, however, that, at the Company’s election, “Conversion Shares” with respect to a conversion pursuant to Section 2.1 shall mean shares of a Shadow Series;

(ii) with respect to a conversion pursuant to Section 2.2, shares of the Company’s Common Stock; and

(iii) with respect to a conversion pursuant to Section 2.3, (i) shares of a newly created series of the Company’s Series Seed Preferred Stock, upon the terms and provisions set forth in the most recent version of the Series Seed documents posted at www.seriesseed.com (or if not so posted, as reasonably agreed by the Company and the Investor) (if applicable) or (ii) if no Series Seed Preferred Stock has been created shares of Common Stock; provided that, for the avoidance of doubt, the Conversion Price shall be determined pursuant to Section 1(b)(iii).

(b) “Conversion Price” shall equal the lower of the Conversion Price Floor (if applicable) or:

(i) with respect to a conversion pursuant to Section 2.1, the lower of (A) the product of (1) one (1) minus the Discount and (2) the price paid per share for Preferred Stock by the investors in the Next Equity Financing or (B) the quotient resulting from dividing (1) the Valuation Cap by (2) the Fully-Diluted Capitalization immediately prior to the closing of the Next Equity Financing;

(ii) with respect to a conversion pursuant to Section 2.2, the quotient resulting from dividing (A) the Valuation Cap by (B) the Fully-Diluted Capitalization immediately prior to the closing of the Corporate Transaction; and

(iii) with respect to a conversion pursuant to Section 2.3, the quotient resulting from dividing (A) the Valuation Cap by (B) the Fully-Diluted Capitalization immediately prior to the conversion.

(c) “Conversion Price Floor” shall mean (i) the quotient resulting from dividing (A) 2020 Valuation Cap by (B) the Fully-Diluted Capitalization at June 30, 2020 for conversion that occur on or after July 1, 2020 and prior to June 30, 2022 (the “2020 Conversion Price Floor”) and (ii) the lesser of the 2020 Conversion Price Floor and the quotient resulting from dividing (A) 2022 Valuation Cap by (B) the Fully-Diluted Capitalization at June 30, 2022 for conversion that occur on or after July 1, 2022.

(d) “Corporate Transaction” shall mean (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), or (iv) the liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Preferred Stock in a bona fide financing transaction shall not be deemed a “Corporate Transaction.”

(e) “Corporate Transaction Payment” shall mean an amount equal to four times (4X) the Purchase Price.

(f) “Conversion Amount” shall mean any amount up to the Purchase Price that will convert at the option of the Investor.

(g) “Discount” shall mean 50 percent (50%).

(h) “Equity Securities” shall mean the Company’s Common Stock or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services.

(i) “Financial Statements” shall mean an income statement, balance sheet, statement of stockholders’ equity, and/or a statement of cash flows, in each case as of the end of (i) each of the first three (3) fiscal quarters and (ii) each fiscal year of the Company.

(j) “Fully-Diluted Capitalization” shall mean the number of shares of outstanding Common Stock of the Company on a fully-diluted basis, including (i) conversion or exercise of all securities convertible into or exercisable for Common Stock, (ii) exercise of all outstanding options and warrants to purchase Common Stock and, in the case of Section 1(b)(i) and 1(b)(iii) only, (iii) the shares reserved or authorized for issuance under the Company’s existing stock option plan or any stock option plan created or increased in connection with such transaction; but excluding, for this purpose, the conversion contemplated by the applicable provision of Section 2.

(k) “KISS” shall mean this KISS issued by the Company to the Investor.

(l) “Maturity Date” shall mean the date that is twelve (12) months following the Date of Issuance.

(m) “Next Equity Financing” shall mean the next sale (or series of related sales) by the Company of its Preferred Stock following the Date of Issuance from which the Company receives gross proceeds of not less than $1,000,000 (excluding the aggregate amount of securities converted into Preferred Stock in connection with such sale (or series of related sales)).

(n) “OTC Markets” shall mean any of the OTCQX Best Market, the OTCQB Venture Market, and the Pink Open Market operated by the OTC Markets Group, Inc.

(o) “Outstanding Purchase Price” shall mean the Purchase Price less any Conversion Amounts.

(p) “Shadow Series” shall mean shares of a series of the Company’s Preferred Stock that is identical in all respects to the shares of Preferred Stock issued in the Next Equity Financing (e.g., if the Company sells Series A Preferred Stock in the Next Equity Financing, the Shadow Series would be Series A-1 Preferred Stock), except that the liquidation preference per share of the Shadow Series shall equal the Conversion Price (as determined pursuant to Section 1(b)(i)), with corresponding adjustments to any price-based antidilution and dividend rights provisions.

(q) “Valuation Cap” shall mean (i) US $82,497 for shares converted prior to July 1, 2020 (the “2020 Valuation Cap”); (ii) US $106,376 for shares converted prior to July 1, 2022 (the “2022 Valuation Cap”) and (iii) US $142,458 for shares converted on or after July 1, 2022.

2. Conversion of the KISS.

Next Equity Financing. Upon the closing of the Next Equity Financing, this KISS at the option of the Investor will be converted (in whole or in part) into that number of Conversion Shares equal to the quotient obtained by dividing the Conversion Amount by the Conversion Price. At least five (5) days prior to the closing of the Next Equity Financing, the Company shall notify the Investor in writing of the terms under which the Preferred Stock of the Company will be sold in such financing. The Investor will notify the Company in writing, no later than 5 business days prior to the closing of the Next Equity Financing, if it intends to convert any portion of the Conversion Amount and the portion of the Conversion Amount that the Investor elects to convert upon the closing of the Next Equity Financing. The issuance of Conversion Shares pursuant to the conversion of this KISS shall be upon and subject to the same terms and conditions applicable to the Preferred Stock sold in the Next Equity Financing (or the Shadow Series, as applicable).

2.2 Corporate Transaction. In the event of a Corporate Transaction prior to the full conversion of this KISS pursuant to Section 2.1 or 2.3, at Investor’s election, (i) this KISS shall be converted into that number of Conversion Shares equal to the quotient obtained by dividing the Purchase Price by the Conversion Price; or (ii) the Investor shall be paid the Corporate Transaction Payment, prior and in preference to any distribution of any of the cash or other assets of the Company to holders of the Company’s capital stock by reason of their ownership of such stock. At least ten (10) days prior to the closing of the Corporate Transaction, the Company shall notify the Investor in writing of the terms of the Corporate Transaction.

2.3 Maturity Conversion. Unless earlier converted to Conversion Shares or paid pursuant to Section 2.1 or 2.2, at the election of the Investor at any time on or after the Maturity Date or the Common Stock of the Company is quoted on the OTC Markets, this KISS shall be converted (in whole or in part) into that number of Conversion Shares equal to the quotient obtained by dividing the remaining Conversion Amount by the Conversion Price.

2.4 No Fractional Shares. Upon the conversion of this KISS into Conversion Shares, in lieu of any fractional shares to which the holder of this KISS would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the Conversion Price.

2.5 Mechanics of Conversion. As promptly as practicable after the conversion of this KISS (in whole or in part), the Company at its expense will issue and deliver to the Investor, upon surrender of this KISS, a certificate or certificates for the number of Conversion Shares. With respect to partial conversions of this KISS, the Company shall provide a new KISS, identical to this KISS, except with the Purchase Price modified to reflect the Outstanding Purchase Price.

2.6 Conversion of this KISS may be made contingent upon the closing of the Next Equity Financing or Corporate Transaction.

3. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Investor that:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

3.2 Authorization. Except for the authorization and issuance of the Conversion Shares issuable in connection with the Next Equity Financing, a Corporate Transaction or an optional conversion on or after the Maturity Date, all corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this KISS. The Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this KISS the valid and enforceable obligations they purport to be, and this KISS, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.3 Offering. Subject in part to the truth and accuracy of the Investor’s representations set forth herein, the offer, sale and issuance of this KISS are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.4 Compliance with Other Instruments. The execution, delivery and performance of this KISS, and the consummation of the transactions contemplated hereby, will not constitute or result in a default, violation, conflict or breach in any material respect of any provision of the Company’s current Certificate of Incorporation or bylaws, or in any material respect of any instrument, judgment, order, writ, decree, privacy policy or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company.

3.5 Valid Issuance of Stock. The Conversion Shares, when issued, sold and delivered upon conversion of this KISS, will be duly authorized and validly issued, fully paid and nonassessable, will be free of restrictions on transfer other than restrictions on transfer set forth herein and pursuant to applicable state and federal securities laws and, based in part upon the representations and warranties of the Investor herein, will be issued in compliance with all applicable federal and state securities laws.

3.6 Intellectual Property. To its knowledge, the Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of its business as now conducted and as presently proposed to be conducted without any known conflict with, or infringement of, the rights of others. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person.

3.7 Litigation. To the Company’s knowledge, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened against the Company or any of its properties or any of its officers or managers (in their capacities as such). There is no judgment, decree or order against the Company, or, to the knowledge of the Company, any of its directors or managers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this KISS, or that could reasonably be expected to have a material adverse effect on the Company.

4. Representations and Warranties of the Investor. In connection with the transactions provided for herein, the Investor hereby represents and warrants to the Company that:

4.1 Authorization. This KISS constitutes Investor’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2 Purchase Entirely for Own Account. Investor acknowledges that this KISS is issued to Investor in reliance upon Investor’s representation to the Company that the KISS will be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.3 Investment Experience. Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this KISS. Investor also represents it has not been organized solely for the purpose of acquiring this KISS.

4.4 Accredited Investor. Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

4.5 Restricted Security. Investor understands that this KISS is characterized as a “restricted security” under the federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances.

5. Miscellaneous.

5.1 Most Favored Nation. In the event the Company sells or issues any convertible instruments (other than the issuance of stock options to service providers of the Company) at any time prior to the earlier of (a) conversion of this KISS or (b) a Corporate Transaction, the Company shall provide the Investor with written notice of such sale or issuance no later than five (5) days after the closing date thereof, including the price and terms of such convertible instruments (the “Subsequent Instruments”). In the event the Investor determines, in its sole and absolute discretion, that any Subsequent Instrument contains terms more favorable to the holder(s) thereof than the terms set forth in this KISS, the Investor may elect to exchange this KISS for a Subsequent Instrument.

5.2 Information and Participation Rights. So long as the Investor holds this KISS with a Purchase Price equal to or exceeding $5,000, the Company shall provide the Investor with the following rights:

(a) Information Rights. To the extent that the Company prepares Financial Statements, the Company shall deliver to the Investor such Financial Statements upon request, as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company and within ninety (90) days after the end of each fiscal year of the Company. Such Financial Statements shall be in reasonable detail and prepared on a consistent basis. Additionally, regardless of whether the Company prepares Financial Statements, the Company shall deliver to the Investor such information relating to the financial condition, business or corporate affairs of the Company as such Investor may from time to time reasonably request. Notwithstanding anything to the contrary in this Section 5.2(a), the Company shall not be obligated under this Section 5.2(a) to provide information that (x) it deems in good faith to be a trade secret or highly confidential information or (y) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; and the Investor agrees to maintain the confidentiality of all of the information provided to the Investor under this Section 5.2(a) and agrees not to use such information other than for a purpose reasonably related to the Investor’s investment in the Company.

(b) Participation Rights. Each time the Company proposes to offer any Equity Securities at any time through and including the closing of the Next Equity Financing, the Company shall provide the Investor with at least ten (10) business days prior written notice of such offering, including the price and terms thereof. The Investor shall have a right of first offer to participate in such offering(s), on the same terms and for the same price as all other investors in such offering(s), by purchasing an aggregate number of Equity Securities (whether in one offering or across multiple offerings). The Investor’s right of first offer set forth in this Section 5.2(b) shall be subject to compliance with applicable federal and state securities laws.

(c) “Major Investor” Rights. The Company shall ensure that the Investor shall be deemed to be a “Major Investor” (or such similar term) for all purposes, including, without limitation, rights of first offer and information rights, in relevant financing documents related to all subsequent sales of Equity Securities, to the extent such concept exists.

5.3 Payment. All payments, if any, shall be made in lawful money of the United States of America. Payment shall be credited first to Costs (as defined below), if any, then to the Corporate Transaction Payment. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

5.4 Costs, Expenses and Attorneys’ Fees; Indemnity. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this KISS in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (“Costs”). The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this KISS shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies. If any action at law or in equity is necessary to enforce or interpret the terms of this KISS, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. The Company shall indemnify and hold the Investor harmless from any loss, cost, liability and legal or other expense, including attorneys’ fees of the Investor’s counsel, which the Investor may directly or indirectly suffer or incur by reason of the failure of the Company to perform any of its obligations under this KISS or any agreement executed in connection herewith; provided, however, that the indemnity agreement contained in this Section 5.4 shall not apply to liabilities which the Investor may directly or indirectly suffer or incur by reason of the Investor’s own gross negligence or willful misconduct.

5.5 Successors and Assigns. The terms and conditions of this KISS shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this KISS without the prior written consent of the Investor.

5.6 Governing Law. This KISS shall be governed by and construed under the laws of the State of Delaware as applied to other instruments made by Delaware residents to be performed entirely within the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5.7 Notices. All notices and other communications given or made pursuant to this KISS shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

5.8 Financing Agreements. The Investor understands and agrees that the conversion of the KISS into Conversion Shares may require the Investor’s execution of certain agreements relating to the purchase and sale of such securities as well as registration, co-sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities. The Investor agrees to execute all such agreements in connection with the conversion so long as the issuance of Conversion Shares issued pursuant to the conversion of this KISS are subject to the same terms and conditions applicable to the Preferred Stock sold in the Next Equity Financing (or the Shadow Series or Series Seed Preferred Stock, as applicable).

5.9 Severability. If one or more provisions of this KISS are held to be unenforceable under applicable law, such provision shall be excluded from this KISS and the balance of the KISS shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.10 Acknowledgement. For the avoidance of doubt, it is acknowledged that the Investor shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Preferred Stock of the Company or as a result of any splits, recapitalizations, combinations or other similar transaction affecting the Common Stock or Preferred Stock underlying the Conversion Shares that occur prior to the conversion of the KISS.

5.11 Further Assurance. From time to time, the Company shall execute and deliver to the Investor such additional documents and shall provide such additional information to the Investor as the Investor may reasonably require to carry out the terms of this KISS and to be informed of the financial and business conditions and prospects of the Company.

5.12 Transfer of a KISS. Subject to compliance with applicable federal and state securities laws, this KISS and all rights hereunder are transferable in whole or in part by the Investor to any person or entity upon written notice to the Company.

5.13 Entire Agreement; Amendments and Waivers. This KISS constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Any term in this KISS may be amended and the observance of any term of this KISS may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Investor. Any waiver or amendment effected in accordance with this Section 5.13 shall be binding upon the Company and the Investor and future holders of this KISS.

5.14 Priority. This KISS shall rank pari passu in all respects (including right of payment) to all other KISS notes and all convertible indebtedness of the Company, now or hereafter existing.

6. Approval. The Company hereby represents that its Board of Directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this KISS based upon a reasonable belief that the Purchase Price provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the Purchase Price primarily for the operations of its business, and not for any personal, family or household purpose.

[Signature Page Follows]

Electromedical Technologies, INC.

By:	/s/ Matthew Wolfson

Name:	Matthew Wolfson

Title:	CEO

Address:

ACKNOWLEDGED AND AGREED:

Blue Ridge Enterprises, LLC

By:	/s/ Donald Steinberg

Name:	Donald Steinberg

Title:	Member

Address:

Signature Page to Series 1 KISS